EXHIBIT 4.12

PURCHASE AGREEMENT

among
TEAM FINANCIAL CAPITAL TRUST II,
Issuer
TEAM FINANCIAL, INC.,
Sponsor
and
BEAR, STEARNS & CO. INC.,
Initial Purchaser
Dated as of September 12, 2006

PURCHASE AGREEMENT, dated as of September 12, 2006 (this “Agreement”), among Team Financial Capital Trust II, a statutory trust created under the laws of the State of Delaware (the “Issuer”), Team Financial, Inc., a Kansas corporation, as Sponsor under the Trust Agreement, as defined below (the “Sponsor” and, together with the Issuer, the “Trust Parties”), and Bear, Stearns & Co. Inc., as initial purchaser (the “Initial Purchaser”).

WHEREAS, the Issuer proposes to issue U.S. $22,000,000 capital securities due October 7, 2036 (the “Capital Securities”);

WHEREAS, the Capital Securities will be issued pursuant to an Amended and Restated Declaration of Trust to be dated as of September 14, 2006 (the “Trust Agreement”), among Team Financial, Inc., as Sponsor, Wells Fargo Bank, National Association, as Institutional Trustee, Wells Fargo Delaware Trust Company, as Delaware Trustee, and the Administrators named therein;

WHEREAS, the Issuer has agreed not later than September 14, 2006 (the “Closing Date”), to provide the Initial Purchaser with a copy of the Trust Agreement and any other documents required to be delivered pursuant to the terms hereof or the Trust Agreement;

WHEREAS, the Issuer will use the proceeds from the sale of the Capital Securities to purchase Debentures (as defined in the Trust Agreement); and

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed thereto in the Trust Agreement.

NOW IT IS HEREBY AGREED as follows:

PURCHASE AND SALE.

On the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties herein set forth, the Issuer agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Issuer, on the Closing Date referred to above, the Capital Securities in the aggregate principal amount of $22,000,000 less any applicable discount as set forth in the Flow of Funds Memorandum dated September 14, 2006.

The Capital Securities shall be issued and sold free from all liens, charges and encumbrances, equities and other third party rights of any nature whatsoever, together with all rights of any nature.

Subject to the provisions of Section 6 hereof, the Initial Purchaser may resell the Capital Securities to a Subsequent Purchaser either individually or on behalf of a collateralized debt obligation investor (“CDO Investor”) that is sponsored or advised by such subsequent purchaser.  Upon transfer of the Capital Securities to a

Subsequent Purchaser, the Subsequent Purchaser shall be entitled to each of the benefits of the Initial Purchaser under this Agreement, and shall be entitled to enforce the obligations of the Trust Parties under this Agreement, as fully as if the Subsequent Purchaser were a party to this Agreement.

CLOSING.  On the Closing Date, delivery of and payment for the Capital Securities shall be made at the offices of Bear, Stearns & Co. Inc. or such other location or locations as shall be mutually acceptable to the parties hereto. Delivery of the Capital Securities shall be made against payment of the purchase price therefor to the order of the Issuer in same day funds by transfer to an account designated by the Issuer or by such other means in same day funds as shall be acceptable to the Initial Purchaser.  Such payment shall be made upon authorization from the Initial Purchaser (such authorization to be given if the conditions to the Initial Purchaser’s obligations set forth herein are either satisfied or waived) against delivery of the Capital Securities. The Capital Securities will be in the form requested by the Initial Purchaser in accordance with the terms of the Trust Agreement.

PAYMENT OF EXPENSES. The Sponsor agrees to pay all costs and expenses incident to the performance of the obligations of the Sponsor and the Issuer under this Purchase Agreement, whether or not the transactions contemplated herein are consummated or this Purchase Agreement is terminated, including all costs and expenses incident to (i) the authorization, issuance, sale and delivery of the Capital Securities and any taxes payable in connection therewith; (ii) the fees and expenses of qualifying the Capital Securities under the securities laws of applicable jurisdictions, and (iii) the fees and expenses of the counsel, the accountants and any other experts or advisors retained by the Sponsor or the Issuer.

Notwithstanding the foregoing, if the sale of the Capital Securities provided for in this Purchase Agreement is not consummated because any condition set forth herein to be satisfied by either the Sponsor or the Issuer is not satisfied, because this Purchase Agreement is terminated pursuant to Section 10 or because of any failure, refusal or inability on the part of the Sponsor or the Issuer to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder the Sponsor will reimburse the Initial Purchaser upon demand for all reasonable out-of-pocket expenses (including the fees and all reasonable expenses of the Trustee and special counsel retained by the Initial Purchaser) that shall have been incurred by the Initial Purchaser in connection with the proposed purchase and sale of the Capital Securities.

REPRESENTATIONS AND WARRANTIES.  Each Trust Party hereby represents, warrants and agrees to and with the Initial Purchaser that, as of the Closing Date, and as to itself only and not as to the other:

with respect to the Issuer, it is duly formed and validly existing under the laws of the State of Delaware and, with respect to the Sponsor, and its significant subsidiaries (as defined in Rule 1-02 of Regulation S-X) (the “Significant Subsidiaries”), each is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, in each case, with all requisite power and authority to own or transfer, as applicable, the Debentures, to conduct its business as required under the Trust Agreement, this Agreement or any other documents relating to or otherwise in connection with the issue and sale of the Capital Securities (collectively, the “Transaction Documents”) and to perform its obligations hereunder and under each Transaction Document, and is lawfully qualified to do business and is in good standing in those jurisdictions in which it conducts business and where the failure to be so qualified or in good standing would have a material adverse effect on the condition (financial or otherwise), earnings or business of such Trust Party, whether or not occurring in the ordinary course of business, or would otherwise be material in context of the issuance of the Capital Securities (“Material Adverse Effect”);

this Agreement has been duly authorized, executed and delivered by such Trust Party and constitutes, and each of the Transaction Documents to which such Trust Party is a party has been duly authorized by such Trust Party and, when duly executed and delivered by the other parties thereto, on the Closing Date, will constitute, legal, valid and binding obligations of such Trust Party, except as such obligations may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the rights of creditors generally and the application of general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law);

neither the Issuer nor the Sponsor nor any of the Significant Subsidiaries is in breach or violation of, or default under, with or without notice or lapse of time or both, its corporate charter, bylaws or other governing documents (including without limitation, the Trust Agreement);

with respect to the Issuer, on the Closing Date, the Capital Securities have been duly authorized by the Issuer and, when duly executed, authenticated, issued and delivered in accordance with the Trust Agreement against payment therefor as contemplated herein, will be validly issued and represent undivided beneficial interests in the assets of the Issuer, entitled to the benefits provided by the Trust Agreement;

with respect to the Issuer, no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issue, sale or delivery of the Capital Securities, except for those which have been obtained and are in full force and effect, and no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the consummation of the other transactions contemplated by the Transaction Documents, except for those which have been obtained and are in full force and effect, and except where the failure to obtain such consent, approval, authorization, order, registration or qualification would not have a Material Adverse Effect;

the execution and delivery of the Transaction Documents, the issue of the Capital Securities and the consummation of the other transactions contemplated by the Transaction Documents (and compliance with the terms thereof) do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under the organizational documents of such Trust Party; and the execution and delivery of the Transaction Documents, the issue of the Capital Securities and the consummation of the other transactions contemplated by the Transaction Documents (and compliance with the terms thereof) do not and will not conflict with or result in a breach of any indenture, trust deed, mortgage or other agreement or instrument to which such Trust Party is a party or by which it or any of its properties is bound, or infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over such Trust Party or any of its properties, except for such conflicts, breaches, defaults or infringements that would not have a Material Adverse Effect;

there are no pending actions, suits or proceedings against or affecting such Trust Party or any of its properties and, to the best of such Trust Party’s knowledge, no such suits or proceedings are threatened or contemplated that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Issuer’s issuance of the Capital Securities;

no event has occurred which, had the applicable Capital Securities already been issued, would reasonably be expected to (whether or not with the giving of notice and/or the passage of time and/or the fulfillment of any other requirement) constitute an Event of Default;

the Trust Agreement does not require qualification under the U.S. Trust Indenture Act of 1939, as amended;

neither the Issuer nor any affiliate of the Issuer nor any person acting on behalf thereof has made offers or sales of the Capital Securities under circumstances that would require the registration of the Capital Securities under the U.S. Securities Act of 1933, as amended (the “Securities Act”);

the Issuer is not an “investment company” or an entity controlled by an “investment company” as defined in Section 3(a) of the U.S. Investment Company Act of 1940, as amended;

with respect to the Issuer, any taxes, fees and other governmental charges in connection with the execution and delivery of this Agreement and any Transaction Document or the execution, delivery and sale of the Capital Securities have been or will be paid on or prior to the Closing Date;

there are no contracts, agreements or understandings between any of the Trust Parties or any affiliate thereof and any person granting such person the right to require the Issuer to file a registration statement under the Securities Act, with respect to any Capital Securities owned or to be owned by such person;

the sale of the Capital Securities pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. In the case of each offer or sale of Capital Securities, no form of general solicitation or general advertising was used by the Issuer or its representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Neither the Issuer nor any person acting on its behalf (other than the Initial Purchaser) has offered or sold, nor will the Issuer or any person acting on its behalf (other than the Initial Purchaser) offer or sell directly or indirectly, any Capital Securities or any other security in any manner that, assuming the accuracy of the representations and warranties and the performance of the covenants given by the Initial Purchaser, would render the issuance and sale of any of the Capital Securities as contemplated hereby a violation of Section 5 of the Securities Act or the registration or qualification requirements of any state securities laws, nor has the Issuer authorized, nor will it authorize, any person to act in such manner;

The audited consolidated financial statements (including the notes thereto) and schedules of the Sponsor and its consolidated subsidiaries for the year ended December 31, 2005 (the “Financial Statements”) and the interim unaudited consolidated balance sheet and income statement of the Sponsor and its consolidated subsidiaries for the period ended June 30, 2006 (the “Interim Financial Statements”) provided to the Initial Purchaser are the most recent available audited and unaudited consolidated financial statements of the Sponsor and its consolidated subsidiaries, respectively, and fairly present in all material respects, in accordance with generally accepted accounting principles, the financial position of the Sponsor and its consolidated subsidiaries, and the results of operations and changes in financial condition as of the dates and for the periods therein specified, subject, in the case of Interim Financial Statements, to year-end adjustments.  Such consolidated financial statements and schedules have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise noted therein).  The accountants of the Sponsor who certified the Financial Statements are independent public accountants of the Sponsor and its Subsidiaries within the meaning of the Securities Act and the rules and regulations thereunder as in effect on the date of this Agreement;

The Sponsor’s report on FR Y-9C, FR Y-8, FR Y-11 and FR Y-9LP dated June 30, 2006, provided to the Initial Purchaser is the most recent available such report and the information therein fairly presents in all material respects the financial position of the Sponsor and its subsidiaries;

Since the respective dates of the Financial Statements, the Interim Financial Statements and the FR Y-9C, FR Y-8, FR Y-11 and FR Y-9LP, there has been no material adverse change or development with respect to the financial condition or earnings of the Sponsor and its subsidiaries, taken as a whole;

The Sponsor is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”), and the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), and the deposit accounts of the Sponsor’s subsidiary depository institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by law and the rules and regulations of the FDIC, and no proceeding for the termination of such insurance is pending or, to the knowledge of the Sponsor, threatened;

Neither the Sponsor nor any of its Significant Subsidiaries is subject to or party to, or has received any notice or advice that any of them may become subject to any investigation with respect to, any cease-and-desist order, agreement, consent decree, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency (as defined below) that currently restricts in any material respect the conduct of their business or that in any material manner relates to their capital adequacy, their credit policies, their management or their business (each, a “Regulatory Agreement”), nor has the Sponsor or any of its subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement; and there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Sponsor or any of its Significant Subsidiaries which, in the reasonable judgment of the Sponsor, is expected to result in a Material Adverse Effect.  As used herein, the term “Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Sponsor or its Significant Subsidiaries;

The Sponsor has no present intention to exercise its option to defer payments of interest on the Debentures as provided in the Indenture.  The Sponsor believes that the likelihood that it would exercise its right to defer payments of interest on the Debentures as provided in the Indenture at any time during which the Debentures are outstanding is remote; and

All of the issued and outstanding capital stock of the Sponsor has been duly authorized and validly issued and is fully paid and nonassessable; all of the issued and outstanding capital stock of each Significant Subsidiary of the Sponsor has been duly authorized and validly issued, is fully paid and nonassessable and, except for Capital Securities issued by the Trust, is owned by the Sponsor, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equitable right; and none of the issued and outstanding capital stock of the Sponsor or its Significant Subsidiaries was issued in violation of any preemptive or similar rights arising by operation of law, under the charter, by-laws or code of regulations of the Sponsor or any of its Significant Subsidiaries or under any agreement to which the Sponsor or any of its Significant Subsidiaries is a party.

The Sponsor is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business, except where the failure to be so qualified would not, singularly or in the aggregate, have a Material Adverse Effect, and holds all approvals, authorizations, orders, licenses, certificates and permits from governmental authorities necessary for the conduct of its business, except where the failure to hold such approvals, authorizations, orders, licenses, certificates and/or permits would not, singularly or in the aggregate, have a Material Adverse Effect.  Each of the Significant Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business, except where the failure to be so qualified would not, singularly or in the aggregate, have a Material Adverse Effect, and holds all approvals, authorizations, orders, licenses, certificates and permits from governmental authorities necessary for the conduct of its business, except where the failure to hold such approvals, authorizations, orders, licenses, certificate and/or permits would not, singularly or in the aggregate, have a Material Adverse Effect.

UNDERTAKINGS BY THE ISSUER.  The Issuer agrees with the Initial Purchaser as follows:

Neither the Issuer, nor any of its affiliates nor any person authorized to act on its behalf, will engage in any directed selling efforts with respect to the Capital Securities to any U.S. Person except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

Neither the Issuer, nor any of its affiliates nor any person authorized to act on its behalf, will make offers or sales of Capital Securities under circumstances that would require the registration of the Capital Securities under the Securities Act.

For so long as any of the Capital Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3), the Issuer will provide or cause to be provided to any holder of Capital Securities and any prospective purchaser of the Capital Securities designated by such a holder, upon the request of such holder or prospective purchaser, the information required to be provided to such holder or prospective purchaser by Rule 144A(d)(4).

During the period from the date of this Agreement to the Closing Date, the Sponsor and the Issuer shall use their best efforts to cause their representations and warranties contained in Section 4 hereof to be true as of the Closing Date, after giving effect to the transactions contemplated by this Agreement, as if made on and as of the Closing Date.

The Sponsor and the Issuer will not claim, and will actively resist any attempts by others to claim, the benefits of any usury laws against holders of the Capital Securities or the Debentures.

The Sponsor shall not identify the Initial Purchaser in a press release or any other public statement without the consent of such Initial Purchaser.

SELLING RESTRICTIONS.  The Initial Purchaser represents and warrants to the Issuer that:

It understands that the Capital Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. It has not offered or sold, and will not offer or sell, the Capital Securities within the United States except to persons whom it reasonably believes to be Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act), institutional Accredited Investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or to certain persons in transactions outside the United States in accordance with Regulation S under the Securities Act. In connection with any offer or sale in the United States or to or for the benefit of a U.S. Person, it will take reasonable steps to ensure that the purchaser of such Capital Securities is aware that such offer or sale is being made in reliance on Rule 144A or Regulation D in a manner that would not require registration of the Capital Securities under the Securities Act or any blue sky law of any State and that future transfers of the Capital Securities may not be made except in compliance with applicable securities laws.

Neither it nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (as those terms are used in Rule 502(c) of Regulation D) in connection with any offer or sale of the Capital Securities in the United States.

It will not offer or sell the Capital Securities outside the United States, except in accordance with the representations described herein and the restrictions set forth below:

It has offered and sold the Capital Securities, and will offer and sell the Capital Securities, during the applicable Distribution Compliance Period (as defined in Rule 902 of Regulation S), only in accordance with Rule 903 or 904 of Regulation S under the Securities Act. Accordingly, it represents and agrees that neither it, nor any of its affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Capital Securities, and that it and they have complied and will comply with the offering restriction requirements of Regulation S. It agrees that, at or prior to the confirmation of sale of Capital Securities, it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Capital Securities through it during the applicable Distribution Compliance Period a confirmation or notice of substantially the following effect:

“The Capital Securities offered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons (i) as part of their distribution at any time or (ii) until forty calendar days after the later of the commencement of the offering of the Capital Securities or the Closing Date, to persons other than the Initial Purchaser or other distributors in reliance on Regulation S, except in either case in accordance with Regulation S, Rule 144A, Regulation D or other exemptive provisions under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

It acknowledges that no action has been or will be taken by the Issuer or any other person that would permit the offer or sale of the Capital Securities in any jurisdiction where action to implement such offer or sale of the Capital Securities is required. The Initial Purchaser shall not offer or sell any Capital Securities in any jurisdiction except in compliance with applicable law, and the Initial Purchaser agrees, at its own expense, to comply with all such laws. The Initial Purchaser shall at its own expense obtain any consent, approval or authorization required for it to offer or sell the Capital Securities under the laws or regulations of any jurisdiction where it proposes to make offers or sales of Capital Securities.

CONDITIONS PRECEDENT.  The obligations of the Initial Purchaser hereunder shall be subject to the accuracy of the representations and warranties of each Trust Party contained herein as of the date hereof, and, as of the Closing Date (as if made on the Closing Date), to the accuracy of the statements of each Trust Party made in any certificates delivered pursuant hereto on such date, to the performance by each Trust Party of its obligations hereunder, and to the following additional conditions:

The Issuer shall have obtained all governmental authorizations required in connection with the issue and sale of the Capital Securities and the performance of its obligations hereunder and under the Transaction Documents to which it is a party.

Each Trust Party shall have furnished to the Initial Purchaser a certificate of such Trust Party signed by, in the case of the Issuer, an Administrator and, in the case of the Sponsor, the principal executive, financial or accounting officer, dated the Closing Date, to the effect that such signatory has examined this Agreement and that the representations and warranties of such party in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and such party has performed all its obligations and satisfied all the conditions on its part to be satisfied at or prior to the Closing Date.

The Trust Parties shall have furnished to the Initial Purchaser the opinions of counsel for the Trust Parties, date d the Closing Date, in substantially the form set out in Annex A and Annex B hereto, in a form reasonably acceptable to the Initial Purchaser.  Each opinion addressed to the Initial Purchaser shall state that the first entity, if any, to which the Initial Purchaser transfers any of the Capital Securities either individually or on behalf of a collateralized debt obligation investor (“CDO Investor”) that is sponsored or advised by such entity (any such purchaser from the Initial Purchaser and related CDO Investors are referred to hereinafter as a “Subsequent Purchaser”) shall be entitled to rely on such opinion.

The conditions precedent to the performance by the Issuer of its obligations under the Trust Agreement shall have been satisfied or waived.

Prior to the Closing Date, the Issuer shall furnish to the Initial Purchaser such further information, certificates and documents as the Initial Purchaser may reasonably request.

If any of the conditions specified in this Section 7 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates referred to in or contemplated by this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Initial Purchaser and its counsel, this Agreement and all obligations of the Initial Purchaser hereunder may be canceled by the Initial Purchaser at, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the Issuer in writing or by telephone or facsimile confirmed in writing.

INDEMNIFICATION.

Each Trust Party agrees, jointly and severally, to indemnify and hold harmless the Initial Purchaser and each person, if any, who controls the Initial Purchaser within the meaning of the Securities Act, or the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the respective affiliates, officers, directors and employees of the Initial Purchaser and each such person (and each and all referred to in Section 8(b) as an “indemnified party”), against any losses, claims, damages or liabilities, joint or several, to which the Initial Purchaser or such controlling person and the respective affiliates, officers, directors and employees of the Initial Purchaser and each such person may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are connected with the execution and delivery by such Trust Party, and the consummation by such Trust Party of the transactions contemplated by, this Agreement or any other Transaction Document. Each Trust Party agrees, jointly and severally, to reimburse the Initial Purchaser and each such affiliate, officer, director, employee or controlling person for any legal or other expenses reasonably incurred by the Initial Purchaser and each such affiliate, officer, director, employee or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action arising out of or being connected with the execution and delivery by such Trust Party, and the consummation by such Trust Party of the transactions contemplated by, this Agreement or the other Transaction Documents. This indemnity agreement will be in addition to any liability that any of the Trust Parties may otherwise have.

Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party of the commencement thereof; but the omission and/or delay to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party unless such omission and/or delay caused actual prejudice to the indemnifying party; in case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may elect by written notice, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Counsel provided by the indemnifying party may represent the indemnifying party as well as all indemnified parties hereunder subject to the following provisions. Notwithstanding anything to the contrary contained herein, such indemnified party may continue any such action on its own at its own expense. If the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to or in conflict with those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The reasonable fees and expenses of such separate counsel for the indemnified party shall be paid by the indemnifying party. The indemnifying party may avoid its duty to indemnify under this Section 8 if the indemnified party, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), effects any settlement or compromise of, or consents to the entry of any judgment in, any pending or threatened action in respect of which any indemnifying party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes an unconditional release of such indemnifying party from all liability on any claims that are the subject matter of such action. The indemnifying party shall not be liable for any settlement of any claim effected without its consent.

CONTRIBUTION.

In order to provide for just and equitable contribution in circumstances under which the indemnification provided for in Section 8 hereof is for any reason held to be unenforceable for the benefit of an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Sponsor and the Issuer, on the one hand, and the Initial Purchaser, on the other hand, from the offering of the Capital Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the Sponsor and the Issuer, on the one hand, and the Initial Purchaser, on the other hand, in connection with the statements, omissions or breaches, which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Sponsor and the Issuer, on the one hand, and the Initial Purchaser, on the other hand, in connection with the offering of the Capital Securities shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Capital Securities (before deducting expenses) received by the Sponsor and the Issuer and the benefit received by the Initial Purchaser bear to the aggregate of such net proceeds.

The Sponsor and the Issuer and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 9. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 9 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement, omission or alleged omission or breach or alleged breach.

Notwithstanding any provision of this Section 9 to the contrary, the Initial Purchaser shall not be required to contribute any amount in excess of the benefit received thereby.

No person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 9, the Initial Purchaser, each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the respective partners, directors, officers, employees and agents of the Initial Purchaser or any such controlling person shall have the same rights to contribution as the Initial Purchaser, while each officer and director of the Sponsor, each trustee of the Issuer and each person, if any, who controls the Sponsor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Sponsor and the Issuer.

TERMINATION.  This Agreement shall be subject to termination in the absolute discretion of the Initial Purchaser, by notice given to the Sponsor and the Issuer prior to delivery of and payment for the Capital Securities, if prior to such time (i) a downgrading shall have occurred in the rating accorded the Sponsor’s debt securities or preferred stock by any “nationally recognized statistical rating organization,” as that term is used by the Commission in Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, or such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Sponsor’s debt securities or preferred stock, (ii) the Issuer shall be unable to sell and deliver to the Initial Purchaser at least $22,000,000 stated liquidation value of Capital Securities, (iii) the Sponsor or any of its subsidiaries that is an insured depository institution shall cease to be “adequately-capitalized” within the meaning of 12 U.S.C. §1831 and applicable regulations adopted thereunder, or any formal administrative or judicial action is taken by any appropriate regulatory agency against the Sponsor or any such insured subsidiary for unsafe and unsound practices or violations of law, (iv) a suspension or material limitation in trading in securities generally shall have occurred on the New York Stock Exchange, (v) a suspension or material limitation in trading in any of the Sponsor’s securities shall have occurred on the exchange or quotation system upon which the Sponsor’s securities are traded, if any, (vi) a general moratorium on commercial banking activities shall have been declared either by federal or Delaware authorities or (vii) there shall have occurred any outbreak or escalation of hostilities, or declaration by the United States of a national emergency or war or other calamity or crisis, including acts of terrorism, the effect of which on financial markets is such as to make it, in the Initial Purchaser’s judgment, impracticable or inadvisable to proceed with the offering or delivery of the Capital Securities.

SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS.  The representations, warranties, agreements and undertakings in this Agreement shall continue in full force and effect despite completion of the arrangements for the purchase and issue of the Capital Securities or any investigation made by or on behalf of the Initial Purchaser.

NOTICES.

Any communication shall be given by letter or facsimile, in the case of notices to the Issuer, to it at:

Team Financial Capital Trust II

c/o Team Financial, Inc.
8 West Peoria, Suite 200
Paola, Kansas 66071
Facsimile:  (913) 294-4406
Attention:  Michael L. Gibson
in the case of notices to the Sponsor, to it at:
Team Financial, Inc.
8 West Peoria, Suite 200
Paola, Kansas 66071
Facsimile:  (913) 294-4406
Attention:  Michael L. Gibson
and in the case of notices to the Initial Purchaser, to it at:

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Facsimile:  212-272-3182
Attention:  Asset Backed Securities

Any such communication shall take effect, in the case of a letter, at the time of delivery and in the case of telex, at the time of dispatch.

Any communication not by telex shall be confirmed by letter but failure to send or receive the letter of confirmation shall not invalidate the original communication.

GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflict of laws provisions.

JURISDICTION.  Each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or United States federal court sitting in The City and County of New York over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby which is brought by the Initial Purchaser, the Issuer or the Sponsor and irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding.

NO BANKRUPTCY PETITION.  The Initial Purchaser covenants and agrees that, prior to the date which is one year and one day after the payment in full of all Capital Securities issued by the Issuer, it will not institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any Federal or state bankruptcy or similar law. The provisions of this Section shall survive termination of this Agreement for any reason whatsoever.

SUCCESSORS. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person will have any right or obligations hereunder.

COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date hereinabove set forth.

TEAM FINANCIAL, INC.

By:	/s/ Michael L. Gibson
Name: Michael L. Gibson
Title: CFO

TEAM FINANCIAL CAPITAL TRUST II
By: TEAM FINANCIAL, INC., as Sponsor

By:	/s/ Michael L. Gibson
Name: Michael L. Gibson
Title: Administrator

BEAR, STEARNS & CO. INC., as Initial Purchaser

By:	/s/ Thomas S. Dunstan
Name: Thomas S. Dunstan
Title: Senior Managing Director

ANNEX A

Pursuant to Section 7(c) of the Purchase Agreement, special counsel for the Offerors shall deliver an opinion in substantially the following form:

The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Kansas, and is duly registered as a bank holding company under the Bank Holding Company Act and the regulations thereunder of the Federal Reserve, and the deposit accounts of the Company’s Significant Subsidiaries are insured by the FDIC to the fullest extent permitted by law and the rules and regulations of the FDIC, and, to the best of our knowledge no proceeding for the termination of such insurance is pending or threatened.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business, except where the failure to be so qualified would not, singularly or in the aggregate, have a Material Adverse Effect, and holds all approvals, authorizations, orders, licenses, certificates and permits from governmental authorities necessary for the conduct of its business, except where the failure to hold such approvals, authorizations, orders, licenses, certificates and/or permits would not, singularly or in the aggregate, have a Material Adverse Effect.  Each of the Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of their jurisdiction of organization and each of the Company and such subsidiaries has full corporate power and authority to own or lease its properties and conduct its business as such business is currently conducted in all material respects.  Each of the Significant Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business, except where the failure to be so qualified would not, singularly or in the aggregate, have a Material Adverse Effect, and holds all approvals, authorizations, orders, licenses, certificates and permits from governmental authorities necessary for the conduct of its business, except where the failure to hold such approvals, authorizations, orders, licenses, certificate and/or permits would not, singularly or in the aggregate, have a Material Adverse Effect.

The issuance, sale and delivery of the Capital Securities and Debt Securities in accordance with the terms and conditions of the Purchase Agreement, the Debenture Subscription Agreement and the Transaction Documents have been duly authorized by all necessary actions of the Company’s Board of Directors (the “Board”), and when delivered in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, and will conform to the descriptions therein.

Neither the issue and sale of the Capital Securities or the Debt Securities, the execution and delivery of the Transaction Documents by the Company or the Trust and the consummation of any other of the transactions contemplated in any Transaction Document nor the fulfillment of the terms thereof will conflict with, result in a breach or violation of, or constitute a default under any rule or regulation, or the charter or by-laws of the Company or any of its Significant Subsidiaries, the terms of any indenture or other agreement or instrument to which the Company or any of its Significant Subsidiaries is a party, or otherwise bound, or any judgment, order, decree of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company or any of its Significant Subsidiaries, or any rule or regulation applicable to the Company or any of its Significant Subsidiaries, except for such conflicts, breaches, violations or defaults which are not, in the aggregate, material to the Company and its subsidiaries taken as a whole and which do not adversely affect the consummation of the transactions contemplated in the Purchase Agreement and the Transaction Documents.

The Offerors have all requisite corporate and trust power to enter into and perform their obligations under the Purchase Agreement, which has been duly and validly authorized, executed and delivered by the Offerors, constitutes the legal, valid and binding obligations of the Offerors enforceable against the Offerors in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity and by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally, and except as the indemnification and contribution provisions thereof may be limited under applicable laws and as to certain remedies which may not be available in the case of a non-material breach.

Each of the Indenture and the Guarantee Agreement has been duly authorized, executed and delivered by the Company and (in the case of the Indenture and the Guarantee, respectively, assuming it is duly authorized, executed and delivered by the respective trustees) constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other laws affecting the rights and remedies of creditors generally and to general principles of equity.

The Declaration has been duly authorized, executed and delivered by the Company and the Administrators;

The Debt Securities have been duly authorized, executed and delivered by the Company, are entitled to the benefits of the Indenture and when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Trust, will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other laws affecting the rights and remedies of creditors generally and to general principles of equity.

The execution, delivery and performance of the Purchase Agreement and the consummation of the transactions contemplated by the Purchase Agreement and the Transaction Documents do not and will not constitute a material breach or violation of, or constitute a material default under, with or without notice or lapse of time or both, any of the terms, provisions or conditions of the articles of incorporation or charter, by-laws or other governing documents (including without limitation, the Declaration) of the Offerors or any order, decree, judgment, franchise, license, permit, rule or regulation of any court, arbitrator, government, or governmental agency or instrumentality, domestic or foreign, having jurisdiction over the Offerors.

No consent, approval, authorization or order of any court, governmental agency or body, or any other regulatory agency with jurisdiction over the Offerors is required for the consummation of the transactions contemplated in the Transaction Documents, in connection with the solicitation of the purchase and sale of the Capital Securities by you or the purchase of the Debt Securities by the Trust except such approvals as have been obtained.

Assuming the accuracy of the representations and warranties and compliance with the agreements contained in the Purchase Agreement, it is not necessary in connection with the offering, sale and delivery of the Capital Securities, the Debt Securities and the Common Securities to register the same under the Securities Act of 1933, as amended, under the circumstances contemplated in the Purchase Agreement, and the Indenture, Declaration and Guarantee Agreement are not required to be qualified under the Trust Indenture Act of 1939.

Neither the Company nor the Trust is, and, following the issuance of the Capital Securities and the consummation of the transactions contemplated by the Operating Documents and the application of the proceeds therefrom, will be an “investment company” or an entity “controlled” by an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

The Opinion is to be governed by New York law.

ANNEX B

Pursuant to Section 7(c) of the Purchase Agreement, tax counsel for the Offerors shall deliver an opinion in substantially the following form:

It is our opinion that, under current law and assuming the performance of the Transaction Documents in accordance with the terms described therein, the Subordinated Debt Securities will be treated for United States federal income tax purposes as indebtedness of the Company.

It is our opinion that the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation.